Exhibit 99.2

FA Email

Subject: CNL Lifestyle Properties Responds to Third-Party Mini-Tender Offer

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

On Nov. 18, 2016, CMG Partners, LLC, launched an unsolicited mini-tender offer to purchase up to 4,000,000 shares of CNL Lifestyle Properties’ common stock. CMG’s offer is for $1.31 per share and has an expiration date of Dec. 23, 2016.

After careful evaluation, our board of directors recommends that stockholders reject CMG’s mini-tender offer. This recommendation was included in a response filed with the SEC on Dec. 5, 2016. A copy of that filing can be found on the SEC’s website at sec.gov, and the letter to stockholders can be found on the company’s website at cnllifestylereit.com.

Recent Events

•	On Nov. 2, 2016, CNL Lifestyle Properties entered a definitive agreement to sell the remaining ski and attractions assets to two well-capitalized entities, EPR Properties (NYSE: EPR) and Ski Resort Holdings LLC (an affiliate of Och-Ziff Capital Management Group), for $830 million, which will consist of $183 million cash and approximately $647 million of EPR common stock. The sale, together with a special distribution of $0.50 per share declared and paid to stockholders on or around November 14, 2016, is expected to result in total liquidating distributions to stockholders of approximately $2.60 to $2.75 per share. Although the Company is working to close the transaction in the second quarter of 2017, it cannot predict the exact timing of its completion or whether the transaction closes at all.

•	In connection with the sale transactions the board of directors unanimously approved a plan of liquidation and dissolution whereby CNL Lifestyle Properties would be liquidated and dissolved, subject to, among other things, approval of the plan of dissolution by stockholders.

Why Reject the Tender Offer?

The following is a summary of the board of directors’ recommendation and response to the mini-tender offer as outlined in the Form 8-K filed with the SEC:

•	Our board of directors concluded that the offer is not in the best interests of CNL Lifestyle Properties’ stockholders.

•	The board of directors believes the offer is an opportunistic attempt by CMG to purchase shares at a low share price and make a profit, and as a result, deprive stockholders who sell their shares of the potential opportunity to realize the full current value of their investment. CMG did not obtain current appraisals of any properties in our portfolio to demonstrate fair market value. CMG’s letter states that its offer represents an approximate 39% discount to the $2.17 mid-point of the Company’s estimated range of remaining distributions to be received in connection with the sale and dissolution.

The board of directors recognizes that due to the suspension of the stock redemption plan, the lack of a trading market for shares and the uncertainty as to the timing of future distributions, stockholders may decide to accept the mini-tender offer based on, among other things, their individual liquidity needs.

Please review the Form 8-K filed on Dec. 5, 2016. For additional information, please contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

FOR BROKER-DEALER AND RIA USE ONLY.

See SEC filing or offering documents for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond CNL Lifestyle Properties ability to control or accurately predict. Financial advisors should not place undue reliance on forward-looking statements.

Additional Information about the Proposed Transactions and Where to Find It

We plan to file with the SEC a preliminary proxy statement for the proposed transactions, which will be a part of a registration statement on Form S-4 filed by EPR in connection with the proposed transactions and include EPR’s preliminary prospectus. A definitive proxy statement will be mailed to the company’s stockholders. THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, EPR, THE PROPOSED SALE OF THE PROPERTIES, THE PLAN OF DISSOLUTION, AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTIONS, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The registration statement, the proxy statement/prospectus and other documents, when filed with the SEC, can be obtained free of charge through the website maintained by the SEC at sec.gov, at the company’s website at cnllifestylereit.com under the tab “Investor Relations” and then “SEC Filings” and on EPR’s website at eprkc.com under the tab “Investor Center” and then “SEC Filings.”

Participants in the Solicitation

The company and its directors and executive officers and EPR and its trustees and executive officers and other members of their respective management and employees may be deemed participants in the solicitation of proxies from the company’s stockholders in connection with the proposed transactions. Information regarding the special interests of these directors, trustees and executive officers in the proposed transactions will be included in the definitive proxy statement/prospectus referred to above. Additional information regarding the company’s directors and executive officers is also included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 28, 2016. Additional information regarding EPR’s trustees and executive officers is also included in EPR’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, and in Form 4s of EPR’s trustees and executive officers filed with the SEC. The filed documents are available free of charge at the SEC’s website at sec.gov and from the company and EPR by contacting them as described above. Other information about the participants in the proxy solicitation will be contained in the proxy statement/prospectus.

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CLP-1216-00120-001-BD